UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2021

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2021, MGM Resorts International (the “Company”) entered into a secured credit agreement among the Company, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).

The Credit Agreement is comprised of a $1.675 billion secured revolving facility (the “Revolving Credit Facility”). The interest rate of the Revolving Credit Facility will be determined by reference to a rent adjusted total net leverage ratio pricing grid, which would result in an interest rate of Daily Simple SOFR (or Term SOFR) plus 1.50% to 2.25%. The Revolving Credit Facility will mature in November 2026.

In connection with the entry into the new Credit Agreement, the Company’s existing Credit Agreement, dated as of February 14, 2020, was repaid in full and the revolving commitments were terminated.

The Credit Agreement governing the Revolving Credit Facility contains customary covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Company or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications. The Credit Agreement requires the Company to comply with a financial covenant, which may restrict the Company’s ability to incur additional debt to fund its obligations in the near term.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, subject to certain exceptions.

The Credit Agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) following the granting of liens on collateral, the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, and (x) change of control.

The Revolving Credit Facility is guaranteed by each of the Company’s existing direct and indirect wholly-owned material domestic restricted subsidiaries, subject to certain exclusions. The Revolving Credit Facility is, subject to receipt of gaming approvals, secured by a pledge of the equity in certain of the Company’s domestic operating properties.

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1. Exhibits and schedules that have been excluded from the text of the Credit Agreement attached hereto will be supplementally furnished to the Commission upon request.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a)     Not applicable.

(b)     Not applicable.

(c)     Not applicable.

(d)     Exhibits:

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 24, 2021, among the Company, Bank of America, N.A., as administrative agent, and certain lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Resorts International

Date: November 26, 2021	By:	/s/ Jessica Cunningham
	Name:	Jessica Cunningham
	Title:	Senior Vice President, Legal Counsel and Assistant Secretary